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                                  EXHIBIT 1

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                               SUNCOR ENERGY INC.

                         1999 RECONCILIATION OF RESULTS
                         FROM CANADIAN GAAP TO U.S. GAAP

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CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

The consolidated financial statements of Suncor Energy Inc. have been prepared in accordance with Canadian generally accepted accounting principles
(GAAP). These principles conform in all material respects to those in the United States (U.S.) except for the following:


                                                                 1999              1998             1997
                                                              ------------      ------------     ------------
                                                                               ($ millions)

Net earnings as shown in
financial statements                                                200               188              223

Impact of U.S. accounting
principles:

  Post-retirement benefits
     other than pensions                         (1)                 (4)               (4)              (4)
  Pensions - rate effect                         (2)                (10)               (6)              (6)
  Derivative financial
     instruments                                 (3)                 29               (29)               -
  Preferred securities                           (4)                (20)                -                -
  Capitalized interest                           (5)                  2                 -                -
  Start-up activities                            (6)                (19)                -                -
                                                              ------------      ------------     ------------

Net earnings according to
U.S. GAAP                                                           178               149              213

Other comprehensive income, net of tax:
  Minimum pension liability                      (7)                  6                (6)               -
                                                              ------------      ------------     ------------

Comprehensive income according to U.S.
GAAP                                                                184               143              213
                                                              ------------      ------------     ------------

Net earnings per share according
to U.S. GAAP (dollars)*

  Basic                                                            1.61              1.35             1.95
                                                              ------------      ------------     ------------

  Diluted                                                          1.60              1.34             1.93
                                                              ------------      ------------     ------------

* Per share calculations, for both current and prior years, reflect a two-for-one split of the company's common shares during 1997.

The adjustments under U.S. GAAP result in changes to the Consolidated Balance Sheets of the company as follows:



                                                            AS AT                              as at
                                                      DECEMBER 31, 1999                  December 31, 1998

                                                        ($ MILLIONS)                       ($ millions)

                                                    AS               U.S.              As               U.S.
                                                 REPORTED            GAAP           reported            GAAP
                                                ------------      ------------     ------------      ------------

Current assets                                        457               457              401               401
Capital assets, net (5)(6)                          4,528             4,503            3,504             3,504
Deferred charges and
other (4)(6)(7)                                       191               205              199               209
                                                ------------      ------------     ------------      ------------

Total assets                                        5,176             5,165            4,104             4,114
                                                ------------      ------------     ------------      ------------
                                                ------------      ------------     ------------      ------------


Current liabilities (1)(4)                            710               712              370               372
Long-term borrowings (4)                            1,306             1,830            1,298             1,298
Accrued liabilities and
  other (1)(2)(3)(7)                                  179               234              161               261
Deferred income taxes (1)(2)(3)
(4)(5)(6)(7)(8)                                       839               736              756               645

Equity:
 Share capital and retained earnings (4)            2,142             1,653            1,519             1,544
 Accumulated other comprehensive
 income (7)                                             -                 -                -                (6)
                                                ------------      ------------     ------------      ------------

                                                    2,142             1,653            1,519             1,538
                                                ------------      ------------     ------------      ------------
                                                ------------      ------------     ------------      ------------
Total liabilities and
  shareholders' equity                              5,176             5,165            4,104             4,114
                                                ------------      ------------     ------------      ------------
                                                ------------      ------------     ------------      ------------

(1) The company provides certain health care and life insurance benefits for its retired employees and eligible surviving dependents. Under U.S. GAAP (SFAS No. 106 "Employers' Accounting for Post-Retirement Benefits Other than Pensions"), the expected cost of these benefits is actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive the benefits. Under Canadian GAAP, costs of these benefits are charged to earnings as payments are made by the company on behalf of retirees and dependents.

     The incremental expense under SFAS 106 decreased 1999 net earnings by $4 million after related income tax recoveries of $3 million, decreased 1998 net earnings by $4 million after related income tax recoveries of $2 million and decreased 1997 net earnings by $4 million after related income tax recoveries of $2 million.

     The current portion of the postretirement benefit liability of $2 million (1998 - $2 million) is included in current liabilities in the consolidated balance sheets. The long-term portion of the post retirement benefit liability of $56 million (1998 - $49 million) is included in accrued liabilities and other in the consolidated balance sheets. See the section "Pensions and Other Postretirement Benefits" for disclosure under SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits".

(2) Under U.S. GAAP (SFAS No. 87, "Employers' Accounting for Pensions"), defined benefit pension plans expense was determined using a discount rate of 6% for 1999 and 7% for 1998 and 1997. Projected benefit obligations, calculated at December 31 of each year, were determined using a discount rate of 7 1/4% for 1999, 6% for 1998 and 7% for 1997. Under Canadian GAAP, defined benefit pension plans expense was determined using a discount rate of 8% for 1999, 1998 and 1997. Projected benefit obligations were determined using a discount rate of 7 1/4% for 1999 and 8% for 1998 and 1997. In 1999, the impact of the discount rate differences resulted in a pension expense that was $16 million higher under U.S. GAAP than under Canadian GAAP (1998 and 1997 - $10 million higher). This incremental expense under SFAS 87 decreased 1999 net earnings by $10 million after related income tax recoveries of $6 million, and decreased both 1998 and 1997 net earnings by $6 million after related income tax recoveries of $4 million.

     Under U.S. GAAP, the recorded benefit obligations were $1 million lower at December 31, 1999, than recorded under Canadian GAAP (1998 - $17 million lower). See the section "Pensions and Other Postretirement Benefits" for disclosure under SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits".

(3) The company is a party to certain off-balance-sheet derivative financial instruments, such as crude oil, natural gas and foreign currency swap contracts, in respect of future firmly committed and anticipated sales transactions. Under Canadian GAAP, foreign currency swap contracts qualify, and are accounted for, as hedges of these future transactions. Under U.S. GAAP, foreign currency swap contracts used to hedge foreign currency exposure to anticipated, but not firmly committed, transactions cannot be accounted for as hedges under SFAS No. 52, "Foreign Currency Translation".

     Accordingly, for reporting under U.S. GAAP, gains or losses resulting from changes in the market value of foreign currency swap contracts related to these anticipated transactions are recognized in earnings when those changes in market value occur. Since the market value of these contracts at December 31, 1999 was nil, the loss in 1998 has been reversed, resulting in an increase in 1999 net earnings of $29 million after income taxes of $19 million (1998 - net earnings decreased by $29 million after income tax recoveries of $19 million; 1997 - no impact on net earnings).

(4) Under Canadian GAAP, the preferred securities issued in 1999 are classified as share capital in the consolidated balance sheets and the interest distributions thereon, net of income taxes, are accounted for as dividends in the consolidated statements of changes in shareholders' equity. Under US GAAP, the preferred securities are classified as long-term borrowings in the consolidated balance sheets and the interest distributions thereon and the related income tax impact are accounted for in the consolidated statements of earnings.

     Under Canadian GAAP, issue costs of the preferred securities, net of the related income tax credits, are charged against share capital. Under US GAAP, issue costs are deferred on the consolidated balance sheets and amortized to earnings over the term of the related long-term borrowings.

     This difference in classification decreased 1999 net earnings by $20 million after income tax recoveries of $17 million.

     These preferred securities, which are publicly traded, had a fair value, based on quoted market prices, of $492 million at December 31, 1999.

     Under Canadian GAAP, the interest distributions of $37 million on the preferred securities are classified as financing activities in the consolidated statements of cash flows. Under U.S. GAAP (SFAS No.95, "Statement of Cash Flows"), the interest distributions are classified as operating activities.

(5) Under the company's interest capitalization accounting policy, the interest distributions on the preferred securities referred to in note
     (4) above are eligible for interest capitalization under U.S. GAAP, resulting in an increase in 1999 net earnings of $2 million after income taxes of $2 million.

(6) Effective January 1, 1999, the company adopted AICPA Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" (SOP 98-5) for reporting under U.S. GAAP. Under SOP 98-5, all costs relating to start-up activities are expensed as incurred. Under Canadian GAAP, costs of the company's start-up activities are initially capitalized and then amortized over the estimated useful lives of the related assets.

     The initial application of SOP 98-5 has been recognized in 1999 earnings as the cumulative effect of a change in accounting principle, resulting in a charge of $ 7 million ($0.06 per common share) after related income tax credits of $ 5 million. Financial statements of prior years have not been restated.

     Excluding the cumulative effect, the incremental expense attributable to adoption of SOP 98-5 decreased 1999 net earnings by $ 12 million after related income tax credits of $ 8 million.

(7) Under U.S. GAAP (SFAS No.87, "Employers' Accounting for Pensions"), recognition of an additional minimum pension liability is required when the accumulated benefit obligation exceeds the fair value of plan assets to the extent that such excess is greater than accrued pension costs otherwise recorded. No such adjustment is required under Canadian GAAP.

     Recording the additional minimum liability affects the consolidated balance sheet only and has no impact on net earnings or cash flows. An intangible asset equal to the amount of any unamortized liabilities arising from plan amendments is recognized. Any excess of the additional minimum liability over the amount recognized as an intangible asset is recorded as a separate component of equity (net of any related income tax recoveries), and is included as a component of comprehensive income under SFAS No. 130, "Reporting Comprehensive Income".

     At December 31, 1998, an additional minimum pension liability of $20 million, an intangible asset of $10 million and other comprehensive income of $6 million, net of income tax recoveries of $4 million, was recognized.

     As at December 31, 1999, the accumulated benefit obligation did not exceed the fair value of plan assets and accrued pension costs otherwise recorded. Accordingly, as at December 31, 1999 the additional minimum pension liability and related intangible asset have been adjusted to nil, and other comprehensive income of $6 million, net of income taxes of $4 million has been recognized.

(8) Under SFAS No. 109, "Accounting for Income Taxes", the company computes deferred income taxes using the liability method. Under Canadian GAAP, deferred income taxes are computed using the deferred method. This GAAP difference had no effect on 1999, 1998, and 1997 net earnings. Since the deferred tax assets and liabilities will have to be adjusted for any future enacted changes in tax rates, the company's net earnings under U.S. GAAP may be subject to increased volatility.

Under the liability method of SFAS No. 109, the tax effects of temporary differences which comprise the deferred tax assets and liabilities are as follows:



                                                    DECEMBER 31                  December 31
                                                        1999                         1998
                                                 -------------------          -------------------
                                                                  ($ millions)

    Deferred tax assets:
       Pension liabilities                                    28                           30
       Reclamation and environmental
          remediation costs                                    9                           10
       Post-retirement benefits other than
          pensions                                            23                           20
       Foreign currency swap contracts                         -                           19
       Preferred securities                                   17                            -
       Start-up costs                                         13                            -
       Other                                                  39                           12
                                                 -------------------          -------------------
                                                             129                           91
                                                 -------------------          -------------------

    Deferred tax liabilities:
       Depreciation                                          820                          690
       Overburden removal costs                               30                           33
       Maintenance shutdown costs                             15                           13
                                                 -------------------          -------------------
                                                             865                          736
                                                 -------------------          -------------------

    Net deferred income tax liability                        736                          645
                                                 -------------------          -------------------

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PENSIONS AND OTHER POSTRETIREMENT BENEFITS

The following presents information about the company's defined benefit pension and other postretirement benefit plans under SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits".



                                                                  Pension benefits                       Other benefits
($ millions)                                        1999         1998         1997         1999        1998        1997
                                                 --------    ---------    ---------    ---------    --------    --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year              403          334          322           72          64          53
Service costs                                         15           11           10            4           2           2
Interest costs                                        24           23           22            4           5           4
Plan participant's contribution                        2            2            2            0           0           0
Amendments                                             0            0            0           (8)          3           6
Actuarial (gain) loss                                (61)          51           (4)          (1)          0           0
Benefits paid                                        (19)         (18)         (18)          (2)         (2)         (1)
                                                 --------    ---------    ---------    ---------    --------    --------

Benefit obligation at end of year                    364          403          334           69          72          64
                                                 --------    ---------    ---------    ---------    --------    --------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
  of year                                            278          250          223            0           0           0
Actual return on plan assets                          39           28           28            0           0           0
Employer contribution                                 16           16           15            0           0           0
Plan participants' contribution                        2            2            2            0           0           0
Benefits paid                                        (19)         (18)         (18)           0           0           0
                                                 --------    ---------    ---------    ---------    --------    --------

Fair value of plan assets at end of year             316          278          250            0           0           0
                                                 --------    ---------    ---------    ---------    --------    --------

Funded status at end of year                         (48)        (125)         (84)         (69)        (72)        (64)
Unrecognized transitional asset                      (16)         (24)         (31)           0           0           0
Unrecognized net actuarial loss                       18          108           73           11          21          19
Intangible asset (4)                                   -          (10)           0            0           0           0
Accumulated other comprehensive
income (4)                                             -          (10)           0            0           0           0
                                                 --------    ---------    ---------    ---------    --------    --------


Accrued benefit cost at end of year                  (46)         (61)         (42)         (58)        (51)        (45)
                                                 --------    ---------    ---------    ---------    --------    --------

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                          15           11           10            4           2           2
Interest cost                                         24           23           22            4           5           4
Expected return on plan assets                       (22)         (20)         (18)           0           0           0
Recorded net actuarial (gain) loss                     4            1            2            1           1           1
                                                 --------    ---------    ---------    ---------    --------    --------

Net periodic benefit cost                             21           15           16            9           8           7
                                                 --------    ---------    ---------    ---------    --------    --------



                                                                  Pension benefits                       Other benefits
                                                    1999         1998         1997         1999        1998        1997
                                                 --------    ---------    ---------    ---------    --------    --------



WEIGHTED-AVERAGE ASSUMPTIONS AS AT
DECEMBER 31
U.S. GAAP
Discount rate                                       7.25          6.0          7.0         7.25         6.0         6.0
                                                 --------    ---------    ---------    ---------    --------    --------
Expected return on plan assets                      7.25          8.0          8.0            0           0           0
                                                 --------    ---------    ---------    ---------    --------    --------
Rate of compensation increase                       4.25          4.5          4.5         4.25         4.5         4.5
                                                 --------    ---------    ---------    ---------    --------    --------

Canadian  GAAP
Discount rate                                       7.25          8.0          8.0
                                                 --------    ---------    ---------
Expected return on plan assets                      7.25          8.0          8.0
                                                 --------    ---------    ---------
Rate of compensation increase                       4.25          4.5          4.5
                                                 --------    ---------    ---------

In order to measure the expected cost of other postretirement benefits, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually each year to a rate of 5% for 2010 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefit obligations. A 1% change in assumed health care cost trend rates would have the following effects:



($ millions)                                               1% INCREASE              1% DECREASE
                                                           -----------              -----------

Effect on total of service and interest cost
components of net periodic postretirement health
care benefit cost                                                    1                      (1)

Effect on the health care component of the
accumulated postretirement benefit obligation                       11                      (9)

STOCK-BASED COMPENSATION

The company applies APB Opinion 25 in accounting for common share options granted to non-employee directors and certain executives. Accordingly, no compensation cost has been recognized in the consolidated statements of earnings. Had compensation cost been determined on the basis of fair values in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", 1999 net earnings would have been lower by $5 million ($0.05 per common share), 1998 net earnings would have been lower by $3 million ($0.03 per common share) and 1997 net earnings would have been lower by $2 million ($0.01 per common share).

RECENTLY ISSUED ACCOUNTING STANDARDS

(1)  DERIVATIVE FINANCIAL INSTRUMENTS

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. The company expects to adopt SFAS No. 133 for U.S. reporting purposes effective January 1, 2001 when adoption is mandatory. Under SFAS No. 133, all derivative contracts will be recognized on the consolidated balance sheets at their fair value. Changes in the fair value of derivative contracts that are not accounted for as hedges will be recognized in net earnings as those changes occur. Changes in the fair value of derivative contracts accounted for as hedges will either be offset in net earnings against the fair value of the related hedged items, or reflected initially as a separate component of shareholders' equity and subsequently recognized in net earnings when the hedged items are recognized in net earnings. The ineffective portion of changes in the fair value of derivative contracts designated as hedges will be recognized immediately in net earnings.

(2)  EMPLOYEE FUTURE BENEFITS

     In March 1999, the Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) issued CICA Handbook Section 3461, "Employee Future Benefits". Section 3461 is based on the U.S. standards on accounting for pension and other postemployment and postretirement benefits costs and obligations (see notes (1) and (2) above under "Canadian and United States Accounting Principles"). The company will adopt Section 3461 for Canadian reporting purposes effective January 1, 2000 when adoption is mandatory.

(3)  INCOME TAXES

     In December 1997, Section 3465 of the CICA Handbook, "Income Taxes" was issued. Section 3465 is based on the U.S. standard, SFAS No. 109, "Accounting for Income Taxes", under which deferred income taxes are computed using the liability method (see note (8) above under "Canadian and United States Accounting Principles"). The company will adopt
     Section 3465 for Canadian reporting purposes effective January 1, 2000 when adoption is mandatory.

The company is currently assessing the impact that adoption of the new accounting standards referred to above will have on the company's net earnings and financial position. It is expected, however, that adoption of the Employee Future Benefits and Income Taxes accounting standards will have an unfavourable impact on the company's 2000 net earnings. Implementation of these accounting standards will not affect the company's cash flow or liquidity.


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